CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm included on the cover page and under the caption of “Independent Registered Public Accounting Firm” in the Statement of Additional Information. We also consent to the reference to our firm under the caption “Financial Highlights” in the Prospectuses and to the use of our reports dated July 23, 2010 on the financial statements and financial highlights of the USAA Balanced Strategy Fund, the USAA Cornerstone Strategy Fund, the USAA Emerging Markets Fund, the USAA GNMA Trust, the USAA Growth and Tax Strategy Fund, the USAA International Fund, the USAA Precious Metals and Minerals Fund, the USAA Treasury Money Market Trust, the USAA World Growth Fund, and the USAA Managed Allocation Fund as of and for the period ended May 31, 2010 in the Post-Effective Amendment Number 58 to the Registration Statement (Form N-1A  No. 33-65572).

/s/ Ernst & Young LLP

San Antonio, Texas
September 24, 2010